Exhibit (d)(12)





                            NORTEK HOLDINGS, INC.
                           2002 STOCK OPTION PLAN

                           STOCK OPTION AGREEMENT


Name of Holder:                     [RLB]

Optioned Shares:


         [Class A Option]           ____________     shares of Common Stock

         [Class B Option]           ____________     shares of Common Stock


Per Share Option Price:             $___________


Option Grant Date:                  ____________, 2002


Option Termination Date             ____________, 2012


Vesting Schedule                    As set forth in the Plan



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         This Stock Option Agreement (this "Agreement") is executed and delivered as of the Option Grant Date by and between North Holdings, Inc. (the "Company") and the Holder. The Holder and the Company hereby agree as follows:

1. The Company, pursuant to the North Holdings, Inc. 2002 Stock Option Plan (the "Plan"), which is incorporated herein by reference, and subject to the terms and conditions thereof, hereby grants (A) a Class A Option to purchase ________ shares of Common Stock at the Per Share Option Price (the "Class A Option") and (B) a Class B Option to purchase _______ shares of Common Stock at the Per Share Option Price (the "Class B Option).

2. The Class A Option and Class B Option granted hereby shall each be treated as nonqualified stock options under the Internal Revenue Code.

3. Other than as explicitly provided in Section 4 and Section 5 of this Agreement, the Class A Option and Class B Option granted hereby shall be governed by the terms set forth in the Plan.

4. Notwithstanding anything set forth in Section 8(b)(i) of the Plan, the Class B Option granted hereby shall be exercisable for that number of shares as calculated pursuant to Schedule I of the Plan; provided, that, and as a condition to such exercise, (A) the conditions set forth in clauses (w), (x), and (y) of such Section 8(b)(i) of the Plan shall have been satisfied and (B) the Holder is or has been a director, officer, consultant or employee of the Company or any of its Affiliates at any time during the 90 day period preceding the Exit Event or the Liquidity Event, as appropriate.

5. Notwithstanding anything set forth in Section 8(b)(ii) of the Plan, in the event of a termination of employment or service by reason of the Holder's death, the Class B Option granted hereby may be exercised by the Holder's executor, administrator or the person to whom the Class B Option is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Holder's death, and shall thereupon terminate. If the termination of employment or service is on account of the Holder's Retirement with the consent of the Committee (after attainment of age 65) or Disability, the Class B Option may be exercised by the Holder at any time, subject to Section 10 of the Plan.

6. The Class A Option and Class B Option granted hereby shall each terminate, subject to the provisions of the Plan, no later than at the close of business on the Termination Date.

7. The Holder shall comply with and be bound by all the terms and conditions contained in the Plan, including, without limitation, as a condition to exercise of the Class A Option and Class B Option granted hereby, the execution of a copy of the Stockholders Agreement pursuant to Section 13 of the Plan. Following the Holder's execution of a copy of the Stockholders Agreement, the Holder shall comply with and be bound by all the terms and conditions contained in the Plan and the Stockholders Agreement.

8. The obligation of the Company to sell and deliver any stock under this Option is specifically subject to all provisions of the Plan, the Stockholders Agreements and all applicable laws, rules, regulations and governmental and stockholder approvals.

9. Any notice by the Holder to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Holder shall be in writing and shall be deemed duly given if mailed to the Holder at the address last specified to the Company by the Holder.

10. All defined terms used in this Agreement but not otherwise defined herein shall mean as set forth in the Plan.

11. The validity and construction of this Agreement shall be governed by the laws of the State of Delaware.